SEDAR # 9833
Investor Services

Computershare Trust Company of Canada
1500 University Street Suite 700
Montreal Quebec
H3A 3S8
	Telephone 514-982-7888	Canada
Le 15 août 2006 / August 15, 2006	Facsimile 514-982-7635	Australia
	www.computershare.com	Channel Islands
Hong Kong
Germany
Ireland
Destinataire / To: Toutes les commissions et bourses applicables		India
All Applicable Commissions and Exchanges		New Zealand
Philippines
South Africa
United Kingdom
Objet / Re: Ressources Gammon Lake Inc. — Gammon Lake Resources Inc.		USA

Nous désirons vous confirmer que le matériel suivant a été envoyé le 14 août 2006, par courrier affranchi, à tous les actionnaires inscrits et non-inscrits de la Société ci-haut mentionnée, lesquels apparaissent sur la liste d'envoi supplémentaire, tel que défini dans la Norme canadienne 51-102, selon la langue de leur choix:

•	Rapport de gestion pour la période de cinq mois terminée le 31	(français)
décembre 2005 incluant les États financiers consolidés au 31
décembre 2005 et 31 juillet 2005

En vertu de la loi sur les valeurs mobilières, nous vous faisons parvenir ce rapport à titre d'agent de cette société.

Veuillez agréer, Madame, Monsieur, l'expression de nos sentiments les meilleurs.

We confirm that the following material was sent by prepaid mail on August 14, 2006, to the registered and non-registered shareholders of the above mentioned Corporation whose names appear on a Supplemental Mailing List, as defined in the Canadian Securities Administrators National Instrument 51-102, as per their language preference:

•	Management Discussion and Analysis for the six month period	(English)
ended June 30, 2006 including Interim Consolidated Financial
Statements June 30, 2006

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Sincèrement / Sincerely,
Services aux investisseurs Computershare inc.
Computershare Investor Services Inc.
Agent pour / for Ressources Gammon Lake Inc. — Gammon Lake Resources Inc

c.c.     Ressources Gammon Lake Inc. — Gammon Lake Resources Inc